UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2015

NUTRA PHARMA CORP.

(Exact name of registrant as specified in its charter)

California	000-32141	91-2021600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12502 West Atlantic Blvd, Coral Springs, Florida	33071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 509-0911

Registrant’s facsimile number, including area code: (877) 895-5647

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On April 20, 2015, the stockholders of Nutra Pharma Corporation (“Nutra”) voted at a special meeting of the stockholders held in Coral Springs, Florida (the “Special Meeting”) to approve a one-for-forty reverse stock split (the “Reverse Split”) of Nutra’s issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”).   Under the adopted proposal, each forty shares of our presently issued and outstanding Common Stock as of the close of business on the effective date will be converted automatically into one share of our post-Reverse Split Common Stock. Fractional shares and "odd lots" will rounded up to the nearest whole share. The Reverse Split does not change the number of authorized shares of our Common Stock. The principal effect of the Reverse Split will be the reduction in the number of shares of Common Stock issued and outstanding, from 1,510,950,321 shares as of March 6, 2015 to 37,773,759 shares after the Reverse Split is deemed effective. The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in Nutra or any shareholder’s proportionate voting power.

A total of 1,174,636,616 shares of Nutra’s Common Stock were present at the Special Meeting in person or by proxy, which represented approximately 77% of the outstanding shares of Nutra’s Common Stock as of March 6, 2015, the record date for the Special Meeting.

At the Special Meeting, the shareholders approved the Reverse Split proposal based on the following vote tabulation:

Votes “For”	Votes “Against”	Abstentions	Broker Non-Votes
1,065,387,048	106,515,234	2,734,334	0

The Reverse Split will become effective after Nutra amends its Articles of Incorporation with the State of California to reflect the terms of the Reverse Split and after FINRA approves the Reverse Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 21, 2015	NUTRA PHARMA CORP.
	By:	/s/ Rik Deitsch
		Name:	Rik Deitsch
		Title:	Chief Executive Officer